Exhibit 99.1

KULR TECHNOLOGY GROUP ANNOUNCES

FY2018 FINANCIAL RESULTS

KULR Technology Group, Inc.	April 2, 2019

INVESTOR RELATIONS AND MEDIA CONTACT:

Derek Newton, Head of Investor and Media Relations

(786) 499-8998 derek.newton@kulrtechnology.com

CAMPBELL, CA – KULR Technology Group, Inc. (OTCQB: KUTG), (the “Company” or “KULR”), issued its Annual Report on Form 10-K for the fiscal year ended December 31, 2018. Its Chief Executive Officer, Michael Mo, provided the following statement:

To our shareholders:

Financial Milestones:

o	For the year ended December 31, 2018, KULR generated $1,274,028 in revenues, an increase of 441% over 2017, and gross profit of $937,374, compared to $78,975 for 2017. Our 2018 revenue consisted of sales of our carbon fiber thermal management component products, Original Equipment Manufacturer (“OEM”) products as well as certain research and development contract services. The increase in revenue was due to new contracts entered into during 2018 as well as existing customers increasing orders.

o	Gross margin was 73.6% in 2018, compared to 33.5% in 2017. The increase in gross margin was primarily due to a more favorable product mix being sold in 2018. KULR earns greater margins in high performance component products compared to services and OEM products, so product mix plays an important part in our reported average margins for any period. Also, we are introducing new products at an early stage in our development cycle, hence margins earned can vary significantly between periods, customers, and products due to the learning process, customer negotiating strengths and product mix. The revenues for 2018 and 2017 were generated from 13 and 11 different customers, respectively.

o	For the years ended December 31, 2018 and 2017, cost of revenues was $336,654 and $156,609, respectively, an increase of $180,045, or 115%. The increase was primarily due to increased volume of contracts in the 2018 period which required additional labor and materials. Net loss for 2018 was $2,058,239, a decrease of 15.2% from $2,424,510 in 2017.

We believe the growth of the E-Mobility market will continue to create significant new opportunities for the application of our technology and intellectual property (“IP”). The E-Mobility market consists of electrification of power trains with lithium ion batteries, vehicle management systems and the communications infrastructure to support the vehicles. These new opportunities will be further driven by certain behavioral changes we’ve observed in younger generations who seem to increasingly cope with higher population densities and prefer sharing services instead of ownership of products. We believe these technology and demographic trends will lead to new E-Mobility products and services in the future

KULR will continue leveraging its heritage and expertise in high performance space energy management technology to develop solutions for E-Mobility applications. Our focus is to provide safety and energy management solutions for lithium-ion batteries in E-Mobility vehicles. We believe we are well positioned to serve customer specific needs and intend to expand our business through partnerships, IP licensing and acquisitions. In the case of acquisitions, we seek to acquire businesses that are synergistic and complimentary to our existing technologies, operations and management experience.

The foregoing information and summary of results of operation does not purport to be complete and is qualified in its entirety by reference to the complete Annual Report on Form 10-K for the period ended December 31, 2018, which was filed on March 29, 2019.

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Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our parent entity’s Form 10-K filed on March 29, 2019. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

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